Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS AGREEMENT is entered into, effective this 7th day of July 2008, by and between Apollo Group, Inc. (the “Company”), and Charles B. Edelstein (the “Executive”) (hereinafter collectively referred to as “the parties”).
          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to employ the Executive as described herein;
          WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and
          WHEREAS, the Executive desires to enter into this Agreement and to accept such employment;
          NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
     1. Term. The initial term of employment under this Agreement will be for the period commencing on August 26, 2008 (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 7 of this Agreement. Should this Agreement continue in effect through the end of the Initial Term, then this Agreement will be automatically renewed from year to year thereafter, unless either the Company or the Executive will have given written notice to the other at least sixty (60) calendar days prior thereto that the term of this Agreement will not be so renewed (a "Notice of Non-Renewal”). The Initial Term, together with each one-year renewal thereof (if any), shall constitute the term (the “Term”) of this Agreement.
     2. Employment.
     (a) Position. The Executive will be employed as, and hold the title of, the Company’s Chief Executive Officer and shall in such capacity have primary responsibility for the implementation and execution of the Company’s strategic business plans and objectives as approved from time to time by the Company’s Board of Directors (the “Board”). The Executive shall report directly to the Board and shall have all the authority needed to perform the duties and undertake the responsibilities of his position. The Executive will be a member of the Chair’s Cabinet and shall be involved in all the Company’s major strategic decisions. The Executive will have the authority to hire appropriate personnel as may be needed to carry out his duties.
     (b) Board Membership. On the Commencement Date, the Executive shall be appointed to the Board. The Company shall, during the remainder of the Term, use its best efforts to have the Executive nominated for election and re-election as a Board member at all meetings of the Company’s Class B shareholders held during the Term at which Board members are to be elected.
     (c) Obligations. The Executive shall devote his full business time and attention to the business and affairs of the Company. During the term of this Agreement, the Executive shall not engage in any other employment, service or consulting activity without the prior written approval of the Board. The foregoing, however, shall not preclude the Executive from (i) serving on any corporate, civic or charitable boards or committees on which the Executive is serving on the Commencement Date, provided those positions are listed in attached Schedule I, or on which he commences service following the Commencement Date with the prior written approval of the Board or (ii) managing personal investments, so long as such clause (i) and (ii) activities do not interfere with the performance of the Executive’s responsibilities hereunder.
     3. Base Salary and Bonus.
     (a) Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of $600,000, less applicable withholding. This base salary will be subject to annual review and may be increased from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”) upon consideration of such factors as the Executive’s responsibilities, compensation of similar executives within the Company and in other companies, performance of the Executive and other pertinent factors. The Executive’s annual rate of base salary, as it may be increased from time to time, will be hereinafter referred to as the “Base Salary”. Such Base Salary will be payable in accordance with the Company’s customary practices applicable to its executives.
     (b) Bonus. For each fiscal year completed during the Term (other than the fiscal year ending August 31, 2008), the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon individual and Company performance goals that are established in good faith by the Compensation Committee and that are reasonable in comparison to the individual and Company performance goals the Compensation Committee sets for the Company’s other executive officers, provided that the Executive’s target Annual Bonus will be no less than 100% of his Base Salary (the “Target Bonus”). The Annual Bonus earned for each fiscal year shall be paid in accordance with the Company’s customary practices, but in no event more than seventy-five (75) days following the end of such fiscal year. The Executive shall not be entitled to any Annual Bonus for the Company’s fiscal year ending August 31, 2008. However, the Executive shall on the Commencement Date be paid a sign-on bonus in the amount of $200,000 (the “Sign-On Bonus”), subject to the Company’s collection of applicable federal, state and local income and employment withholding taxes. Should the Executive’s employment be terminated by the Company for Cause (as defined below), or should the Executive voluntarily terminate his employment other than for Good Reason (as defined below), at any time prior to the first anniversary of the Commencement Date, then the Executive shall at the time of such termination repay the Sign-On Bonus to the Company.
     4. Equity Compensation Awards. In addition to the grants below, the Executive will be eligible during the Term for grants of equity compensation awards in accordance with the Company’s policies, as in effect from time to time. The grants below will be issued pursuant and subject to the terms of the Company’s 2000 Stock Incentive Plan, as amended and restated (the “Incentive Plan”), and the award agreements evidencing those grants, except that in the event of any conflict between the terms of the Incentive Plan or the award agreements and this Agreement, the terms of this Agreement will control:
     (a) Initial Stock Option Grant. At the close of business on the Commencement Date, the Executive will be granted stock options under the Incentive Plan for 1,000,000 shares of the Company’s Class A common stock with an exercise price equal to the closing selling price per share on such grant date and a maximum term of six (6) years (the “Initial Option Grant”).
     (b) Initial Restricted Stock Unit Award. Should the Executive forfeit all or a portion of the 99,298 unvested shares of Credit Suisse Group common stock subject to the outstanding stock-based awards made to him by his former employer, Credit Suisse Group, in the form of units under the Credit Suisse Group Performance Incentive Plan and Incentive Share Unit Plan (collectively, the “CS Equity

Award”), then the Executive will be granted restricted stock units under the Incentive Plan covering that number of shares of the Company’s Class A common stock (rounded to next whole share) determined pursuant to the following procedure:
     first, the dollar value of the unvested shares of Credit Suisse Group common stock forfeited under the CS Equity Award will be determined by multiplying the number of those forfeited shares by the closing selling price per share of Credit Suisse Group common stock on the Commencement Date; and
     then, the dollar amount so determined will be divided by the closing selling price per share of the Company’s Class A common stock on the Commencement Date to determine the number of shares of Class A common stock subject to this particular award.
          In addition, to the extent the Executive avoids the forfeiture of one or more of the 99,298 unvested shares of Credit Suisse Group common stock subject to the CS Equity Award, the Executive will be granted a restricted stock unit award under the Incentive Plan covering the number of shares of the Company’s Class A common stock (rounded to next whole share) determined pursuant to the following procedure:
     first, the dollar value of the unvested shares of Credit Suisse Group common stock not forfeited under the CS Equity Award will be determined by multiplying the number of those non-forfeited shares by the closing selling price per share of Credit Suisse Group common stock on the Commencement Date;
     then, the dollar amount so determined will be divided by the closing selling price per share of the Company’s Class A common stock on the Commencement Date; and
     finally, the number of shares of Class A common stock so calculated will be multiplied by 0.25 to determine the number of shares of Class A common stock subject to this particular award.
          The restricted stock unit award or awards determined in accordance with the foregoing provisions of this Section 4(b) shall be collectively referred to as the “Initial RSU Award” and shall be granted on the third business day following the public release of the Company’s financial results for the fiscal year ending August 31, 2008 (the “Public Release Award Date”); provided, however, that in the event the Commencement Date is after August 31, 2008, the Initial RSU Award shall be granted on the Commencement Date. Each restricted stock unit will represent the right to receive one share of such Class A common stock upon the vesting of that unit, subject to the Company’s collection of all applicable withholding taxes.
     (c) Supplemental Restricted Stock Unit Award. On the Public Release Award Date or (if the Commencement Date is after August 31, 2008) the Commencement Date, the Executive shall also be issued a supplemental restricted stock unit under the Incentive Plan covering an additional 8,000 shares of the Company’s Class A common stock (the “Supplemental RSU Award”). Each restricted stock unit will represent the right to receive one share of such Class A common stock upon the vesting of that unit, subject to the Company’s collection of all applicable withholding taxes.
     (d) Vesting. The Initial Option Grant will vest and become exercisable in a series of four successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the four-year period measured from the Commencement Date (regardless of the actual grant date). The shares of the Company’s Class A common stock underlying the Supplemental RSU Award will vest and become issuable in a series of annual installments as follows: (a) forty percent (40%) of the shares subject to the Supplemental RSU Award will vest and become issuable upon the Executive’s completion of one year of employment with the Company measured from the Commencement Date, (b) an additional forty percent (40%) of the award will vest and become issuable upon the Executive’s completion of two years of employment with the Company measured from the Commencement Date and (c) the remaining twenty percent (20%) of the Supplemental RSU Award will vest and become issuable upon the Executive’s completion of three years of employment with the Company measured from the Commencement Date. In addition, the Initial Option Grant and the Supplemental RSU Award will each be subject to the vesting acceleration provisions set forth in Sections 8 and 11 of this Agreement. The Initial RSU Award will be subject to the following performance and service vesting requirements:
          (i) The vesting of the Initial RSU Award will be tied to the Company’s attainment of net book income, after tax expense, of $250 million for the 2009 fiscal year. Net book income, after tax expense, will be calculated on a consolidated basis with the Company’s consolidated subsidiaries for financial reporting purposes and in accordance with generally accepted accounting principles and shall be determined on the basis of the Company’s audited financial statements, subject to the following modifications:
          - There shall be excluded: (i) all stock-based compensation accrued for such fiscal year pursuant to Statement of Financial Accounting Standards 123R and any other GAAP expense for such fiscal year relating to equity compensation awards, (ii) any extraordinary, nonrecurring items as determined in accordance with Accounting Principles Board Opinion No. 30, and (iii) all amounts (including settlement payments, judgment or verdict amounts, legal fees, costs and other litigation/settlement expenses) expensed during the 2009 fiscal year in connection with the settlement or disposition of the litigation matters identified in Item 3 of the Company’s Form 10-K for the fiscal year ending August 31, 2008.
          (ii) None of the Initial Restricted Stock Unit Award will vest unless such performance goal is attained. However, if such performance goal is attained, then the shares of Class A common stock underlying the Initial RSU Award will vest and become issuable in installments over the Executive’s period of continued employment with the Company as follows: (a) forty percent (40%) of the shares subject to the Initial RSU Award will vest upon the Executive’s completion of one year of employment with the Company measured from the Commencement Date and will be issued immediately upon the Compensation Committee’s certification of the attainment of the performance goal, (b) an additional forty percent (40%) of the award will vest and become issuable upon the Executive’s completion of two years of employment with the Company measured from the Commencement Date and (c) the remaining twenty percent (20%) of the Initial RSU Award will vest and become issuable upon the Executive’s completion of three years of employment with the Company measured from the Commencement Date. In addition, the Initial RSU Award will be subject to the vesting acceleration provisions of Sections 8 and 11 of this Agreement. All issuances under the Initial RSU Award will be subject to the Company’s collection of the applicable withholding taxes.
     (e) Shares to Be Registered; Stock Certificates. All shares issued to the Executive pursuant to his exercise of the Initial Option Grant and the vesting of the Initial RSU Award and Supplemental RSU Award will be registered under an appropriate and effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”).

     (f) The Company represents and warrants that this Agreement, the grants described in subsections (a), (b) and (c) above and the terms of those grants have been authorized and approved by the Compensation Committee and that any requisite amendments to the Incentive Plan will be adopted by the Board and approved by the Company’s Class B shareholders prior to the applicable grant date.
     5. Employee Benefits. Provided he otherwise satisfies any applicable eligibility requirements for participation, the Executive will be entitled to participate in the welfare, retirement, perquisite, and fringe benefit plans, practices, and programs maintained by the Company and made available to senior executives generally, as in effect from time to time. The Executive’s participation in any such plans, practices and programs for which he satisfies the applicable eligibility requirements will be on the same basis and terms as are applicable to senior executives of the Company generally.
     6. Other Benefits.
     (a) Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company. Accordingly, the Executive shall submit appropriate evidence of each such expense within sixty (60) days after the later or (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that no expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.
     (b) Offices and Facilities. The Executive will be provided with appropriate offices at the Company’s corporate headquarters in Phoenix, Arizona and at the Company’s office location in Chicago, Illinois and with such secretarial and other support facilities at such locations as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder. The Executive shall not be required to spend any specific amount of time at the Company’s corporate headquarters in Phoenix, Arizona location (or any successor location), but shall be present at such location to the extent necessary to fulfill his duties and responsibilities as Chief Executive Officer. Executive shall also be required to travel to other locations from time to time in the performance of his duties as Chief Executive Officer.
     (c) Vacation. During the Term, the Executive will be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided, however, that the Executive will be eligible for no less than four weeks of paid vacation per year
     (d) Living Expenses. Until such time as the Company makes available Company-owned or leased housing to the Executive in the geographic location of the Company’s corporate headquarters in Phoenix, Arizona, the Company shall pay the Executive a monthly living allowance in the dollar amount of $3,000, less applicable withholdings, to cover his housing, food and other living costs while he is in the Phoenix Metropolitan Area. The payment for each month shall be made on the first regular pay day in that month.
     (e) Commuting Expenses. The Company will reimburse the Executive for reasonable expenses incurred in commuting to the Company’s corporate headquarters in Phoenix, Arizona. Accordingly, the Executive shall submit appropriate evidence of each such commuting expense within sixty (60) days after the later of (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that the amount of round-trip air travel to be so reimbursed shall in no event exceed the cost of a first class round-trip ticket between Phoenix, Arizona and Chicago, Illinois on a commercial airline.
     (f) Conditions to Reimbursement. Any amounts to which the Executive becomes entitled pursuant to the foregoing provisions of this Section 6 (whether by way of reimbursement or in-kind benefits) in each calendar year within the Term of this Agreement shall not reduce the amounts (or in-kind benefits) to which the Executive may become entitled hereunder in any other calendar year within such Term. In no event will any expense otherwise reimbursable hereunder be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred. In addition, none of the Executive’s rights to reimbursement or in-kind benefits hereunder may be liquidated or exchanged for any other benefit.
     7. Termination. Except for a Notice of Non-Renewal, as described in Section 1, the Executive’s employment hereunder may only be terminated in accordance with the following terms and conditions:
     (a) Termination by the Company without Cause. The Company will be entitled to terminate the Executive’s employment at any time by delivering a Notice of Termination to the Executive pursuant to Section 7(e); provided, however, that (i) any termination of the Executive’s employment for Cause shall be governed by the provisions of Section 7(b) and (ii) the Company shall have no right to terminate the Executive’s employment without Cause on or before the Commencement Date.
     (b) Termination by the Company for Cause.
          (i) The Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by delivering to him a Notice of Termination. For purposes of the foregoing, any of the following shall constitute grounds for terminating the Executive’s employment for Cause: (A) the Executive’s pleading “guilty” or “no contest” to, or his conviction of, a felony or any crime involving moral turpitude, (B) his commission of any act of fraud or any act of personal dishonesty involving the property or assets of the Company intended to result in substantial financial enrichment to the Executive, (C) a material breach by the Executive of one or more of his obligations under Section 9 of this Agreement or his Proprietary Information and Inventions Agreement with the Company, (D) a material breach by the Executive of any of his other obligations under this Agreement or any other agreement with the Company, (E) the Executive’s commission of a material violation of Company policy which would result in an employment termination if committed by any other employee of the Company or his gross misconduct, (F) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), (G) a material breach by the Executive of any of the Executive’s fiduciary obligations as an officer of the Company or (H) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s Class A common stock are at the time listed for trading. However, prior to any termination of the Executive’s employment for Cause based on any of the reasons specified in clauses (C) through (F) and the delivery of a Notice of Termination in connection therewith, the Company shall give written notice to the Executive of the actions or omissions deemed to constitute the grounds for such a termination for Cause, and the Executive shall have a period of not less than sixty (60) calendar days after the receipt of such notice in which to cure the specified default in his performance and thereby avoid a Notice of Termination under this subsection (b)(i).

          (ii) In the event the Executive is provided with a Notice of Termination under subsection (b)(i), the Notice of Termination shall specify a Termination Date that is no earlier than the third business day following the date of the Notice of Termination, and the Executive will have three (3) business days following the date of such Notice of Termination to submit a written request to the Board for a meeting to review the circumstances of his termination. If the Executive timely submits such a written request to the Board, the Board or a committee of the Board shall set a meeting whereby the Executive, together with his counsel, shall be permitted to present any mitigating circumstances or other information as to why he should not be terminated for Cause, and the Executive’s Termination Date shall be delayed until such meeting has occurred. Such meeting will be held, at the Executive’s option, either on a mutually agreeable date prior to the Termination Date specified in the Notice of Termination or on a mutually agreeable date within fifteen (15) calendar days after his timely written notice to the Company requesting such a meeting. Within five (5) business days after such meeting, the Board or committee of the Board, as applicable, shall deliver written notice to the Executive of its final determination and, if the termination decision is upheld, the final actual Termination Date. During the period following the date of the Notice of Termination until the Termination Date or other resolution of the matter, the Company shall have the option to place the Executive on an unpaid leave of absence. The rights under this subsection will not be deemed to prejudice the Executive’s other rights and remedies in any way or give rise to any waiver, estoppel, or other defense or bar. Without limiting the foregoing sentence and for purposes of clarification, the failure by the Executive to request a meeting under this subsection, to participate in a meeting that has been requested, or to present any evidence or argument will not prevent the Executive from making any claim against the Company, from seeking any legal or equitable remedy, or from putting forward any evidence or argument at any judicial or arbitral hearing.
     (c) Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below) no later than one hundred and twenty (120) calendar days following the act or omission which the Executive sets forth in such notice as grounds for a Good Reason termination, and (2) a Notice of Termination not earlier than fourteen (14) calendar days after the delivery of such Preliminary Notice or (if later) the third business day following the Company’s failure to take appropriate remedial action within the applicable sixty (60)-day cure period provided below to the Company following the receipt of such Preliminary Notice, but in no event later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” means:
          (i) a material reduction in the scope of the Executive’s duties, responsibilities or authority;
          (ii) the repeated assignment to the Executive of duties materially inconsistent with the Executive’s positions, duties, authority or responsibilities, or a materially adverse change in Executive’s reporting requirements as set forth in Section 2(a) hereof or an adverse change to his title set forth in Section 2(a) hereof: provided, however, that neither of the following shall constitute Good Reason: (A) the occasional assignment of duties that are inconsistent with Section 2(a) hereof or (B) a ten percent (10%) or less aggregate reduction in the Executive’s Base Salary and Target Bonus if substantially all of the other executive officers of the Company are subject to the same aggregate reduction to their base salary and target bonuses;
          (iii) a requirement that the Executive relocate his principal residence from Chicago, Illinois to the geographic location of the Company’s principal corporate headquarters in Phoenix, Arizona or any successor location; provided, however, that travel to the Company’s principal corporate headquarters in Phoenix, Arizona (or any successor location) or to other locations as reasonably required to carry out the Executive’s duties and responsibilities hereunder shall not be a basis for a termination for Good Reason; or

          (iv) a material breach by the Company of any of its obligations under this Agreement.
     In no event will any acts or omissions of the Company which are not the result of bad faith and which are cured within sixty (60) days after receipt of written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” (a “Preliminary Notice of Good Reason”) be deemed to constitute grounds for a Good Reason resignation. A Preliminary Notice of Good Reason will not, by itself, constitute a Notice of Termination.
     (d) Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur prior to the date he first becomes eligible to receive benefits under such program. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
     (e) Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive will be communicated by a written Notice of Termination to the other at least three (3) business days prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” will mean a notice which indicates the specific termination provision in this Agreement relied upon and will, with respect to a termination for Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment under the provision so indicated. Any termination by the Company under this Section 7 other than for Cause or by the Executive without Good Reason will be communicated by a written Notice of Termination to the other party fourteen (14) calendar days prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of fourteen (14) calendar days’ written notice. For purposes of this Agreement, no such purported termination of employment pursuant to this Section 7 will be effective without such Notice of Termination.
     (f) Termination Date. “Termination Date” will mean in the case of the Executive’s death, the date of death; in the case of non-renewal of the Agreement pursuant to Section 1, the date the Term of the Agreement expires; and in all other cases, the date specified in the Notice of Termination.
     8. Compensation Upon Termination.
     (a) If the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death or Disability, or if the Executive provides a Notice of Non-Renewal or gives a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to pay the Executive or his estate the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 6(a) through the Termination Date, provided the Executive has submitted timely and appropriate documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time (together, these amounts will be referred to as the “Accrued Obligations”). In addition to the Accrued Obligations, in the event the Executive’s employment terminates by reason of death or Disability, the Executive or his estate will be paid at that time a special separation payment in a dollar amount determined by multiplying (x) the average of his actual Annual Bonuses for the three fiscal years (or fewer number of fiscal years of employment with the Company) immediately preceding the fiscal year in which such termination of employment occurs (or, solely with respect to a triggering event occurring during the Company’s 2009 fiscal year, the Executive’s target bonus for such year) by (y) a fraction, the numerator of which is the number of months (rounded to the next whole month) during which the Executive is employed by the Company in the fiscal year in which such termination of employment occurs and the denominator of which is twelve (12). Furthermore, if the Executive’s employment terminates as a result of his death, then any unvested stock options, restricted stock, restricted stock units, or other equity granted to the Executive that would otherwise vest solely on the basis of his continued service with the Company will immediately vest as to the number of shares in which the Executive would have otherwise been vested on the date of his death had the service vesting schedule for each of those grants been in the form of successive equal monthly installments over the applicable service vesting period. Should any such unvested equity awards also have a performance-vesting component at the time of the Executive’s death, then upon the attainment of the applicable performance goals, the service vesting component of each such award shall be applied as if that service vesting component had been in the form of successive equal monthly installments over the applicable service vesting period. The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (b) If the Executive’s employment is terminated by the Company for any reason other than for Cause, death or Disability or by the Executive for Good Reason, or if the Company provides a Notice of Non-Renewal, the Executive will, in addition to the Accrued Obligations, be entitled to the following compensation and benefits from the Company, provided and only if (i) the Executive executes and delivers to the Company a general release substantially in the form of attached Exhibit A (the “Required Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of such termination of employment, (ii) the Required Release becomes effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period and (iii) the Executive complies with the restrictive covenants set forth in Section 10:
     (i) an amount equal to (A) two times the Executive’s Base Salary and (B) two times the average of his actual Annual Bonuses for the three fiscal years (or fewer number of fiscal years of employment with the Company) immediately preceding the fiscal year in which such termination of employment occurs (or, solely with respect to a triggering event occurring during the Company’s 2009 fiscal year, the Executive’s target bonus for such year), with such payment to be made in successive equal increments, in accordance with the Company’s normal payroll practices, over the one-year period measured from the date of the Executive’s Separation from Service, beginning with the first pay day within the ninety (90)-day period following the date of such Separation from Service on which the Required Release is effective following the expiration of any applicable revocation period, but in no event later than the end of such ninety (90)-day period on which the Required Release is so effective;
     (ii) one hundred percent vesting of the Initial RSU Award and the Supplemental RSU Award and accelerated vesting of the Initial Option Grant to the extent of the greater of (A) fifty percent of the then unvested portion of such grant or (B) the portion of such grant which would have vested had the Executive completed an additional twelve (12) months of employment with the Company prior to the Termination Date. In the event the Initial RSU Award and Supplemental RSU Award have not been made prior to the Termination Date, then in lieu of the foregoing accelerated vesting of those awards, the Company shall, concurrently with the initial payment made under Section 8(b)(i), pay the Executive a cash amount equal to the closing selling price on the Termination Date of the shares of the Company’s Class A common stock that would have been subject to the Initial RSU Award and Supplemental RSU Award on such Termination Date pursuant to the applicable provisions of Section 4 had those awards in fact been made prior to the Termination Date. Such cash payment shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes;
     (iii) provided the Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, the Company will reimburse the Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents (collectively, the “Coverage Costs”) until the earliest of (A) the end of the eighteen (18)-month period measured from the Termination Date, (B) the date that the Executive and/or his eligible dependents are no longer eligible for COBRA coverage and (C) the date that the Executive becomes eligible for such coverage under the health plan of any new employer (the Executive agrees to provide the Company with written notice of such eligibility within ten calendar days). In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse the Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) the Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be the Executive’s sole responsibility; and
     (iv) the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (c) The Executive shall have the right to resign, for any reason or no reason, at any time within the thirty (30) day period beginning six (6) months after the closing of a Change in Control (as defined in Section 11) and to receive, in connection with such resignation, the same severance benefits to which he would be entitled under Section 8(b) above had such resignation been for Good Reason; provided, however, that the Executive’s entitlement to severance benefits under this Section 8(c) shall be conditioned upon the satisfaction of each of the following: (i) the Executive executes and delivers to the Company the Required Release, within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of such resignation, (ii) the Required Release becomes effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period and (iii) the Executive complies with the restrictive covenants set forth in Section 10 of this Agreement.
     (d) All payments and benefits under this Section 8 (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be subject to the applicable holdback provisions of Section 14(b).

     (e) The Executive will not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
     9. Confidentiality.
     (a) The Executive hereby acknowledges that the Company may, from time to time during the Term, disclose to the Executive confidential information pertaining to the Company’s business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the Company’s trade secrets, processes, systems, marketing strategies and future marketing plans, student enrollment lists, prospective course offerings, finances and financial reports, employee and faculty member information and other organizational information (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Company and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of his employment hereunder, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of the Company’s Proprietary Information shall also apply to the Executive’s use, disclosure and disposition of any confidential information relating to the business or affairs of the Company’s faculty, students and employees.
     (b) The Executive shall on the Commencement Date execute and deliver to the Company the standard form Proprietary Information and Inventions Agreement, as attached as Exhibit B to this Agreement. The Executive shall, throughout the term of this Agreement and thereafter, remain subject to the terms and conditions of such Proprietary Information and Inventions Agreement.
     (c) The Executive shall not, in connection with his duties and responsibilities hereunder, improperly use or disclose any trade secrets or proprietary and confidential information of any former employer or other person or entity.
     10. Restrictive Covenants. At all times during the Executive’s employment with the Company, and for a period of one (1) year after the termination of his employment with the Company (the “Restriction Period”), regardless of the reason or cause for such termination, the Executive shall comply with the following restrictions:
     (a) The Executive shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
     (b) The Executive shall not directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
     (c) The Executive shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:

          (i) conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
          (ii) permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.
     Notwithstanding the foregoing: (i) the Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Business, (ii) the restrictions of this Section 10(c) shall not apply to any securities in which the Executive may now or hereafter have an indirect ownership interest as a result of his holdings, as measured as of the Commencement Date, of interests in investment funds or limited partnerships formed or established by Credit Suisse Group (“CS”) or its affiliates that may invest in one or more such Businesses, and (iii) the Executive’s employment with any investment banking firm, private equity fund, hedge fund or similar investment fund following the termination of his employment with the Company shall not be deemed a breach of his restrictive covenant under this Section 10(c), even though the Executive may be engaged in investment decisions pertaining to the education industry.
     11. Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning assigned to such term under the Incentive Plan, and upon the occurrence of such Change in Control, any unvested stock options, restricted stock, restricted stock units, or other equity granted to the Executive and outstanding at that time shall vest on an accelerated basis to the same extent as all other outstanding awards under the Incentive Plan held by individuals who are executive officers of the Company at that time.
     12. Gross-Up Payment. The provisions of this Section 12 shall only be in force and effect if a Change in Control Event (as defined below) is effected within the twenty-four (24)-month period measured from the Commencement Date and shall automatically become null and void should such a Change in Control Event not be effected prior to the expiration of that twenty-four (24)-month period:
     (a) In the event it is determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder—a “Change in Control Event”) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.
     (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and any amounts relevant to the last sentence of the paragraph above, will be made by an independent registered public accounting firm selected by the Company from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm will provide all applicable determinations with respect to any of the Total Payments that become due and payable at the time of the Change in Control Event (the “Change in Control Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, both to the Company and the Executive within ten (10) business days after the effective date of the Change in Control Event or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). In addition, the Accounting Firm will provide all applicable determinations with respect to any of the Total Payments that become due and payable at the time of the Executive’s Separation from Service (the “Separation from Service Determination”), together with detailed supporting calculations regarding the amount of the Excise Tax, any required Gross-Up Payment and any other relevant matter, both to the Company and the Executive within ten (10) business days after the date of the Executive’s Separation from Service. The Change in Control and Separation from Service Determinations made by the Accounting Firm will be binding upon the Company and the Executive. The Gross-Up Payment (if any) determined on the basis of the Change in Control Determination shall be paid to or on behalf of Executive within five (5) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities. The Gross-Up Payment (if any) determined on the basis of the Separation from Service Determination shall be paid to or on behalf of Executive within five (5) business days after the completion of such Determination or (if later) at the time the related Excise Tax is remitted to the appropriate tax authorities.
     (c) In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to the Executive pursuant to the provisions of Section 12(b), then within forty-five (45) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new Excise Tax calculation based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental Gross-Up Payment attributable to that excess Excise Tax liability. The Company shall make the supplemental Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of any Gross-Up Payment or Payments initially made to the Executive pursuant to the provisions of Section 12(b), then the Executive shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment. For purposes of this Section 12(c), a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
     (d) Should the Accounting Firm determine that any Gross-Up Payment made to the Executive was in fact more than the amount actually required to be paid to him in accordance with the provisions of Section 12(b) or 12(c), then the Executive will, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such overpayment. Furthermore, should the Company decide to contest any assessment by the Internal Revenue Service of an Excise Tax on one or more items comprising the Total Payments, the Executive will comply with all reasonable actions requested by the Company in connection with such proceedings, but shall not be required to incur any out-of-pocket costs in so doing.

     (e) Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payments due the Executive under this Section 12 shall be subject to the hold-back provisions of Section 14(b), to the extent those payments relate to any amounts and benefits provided to the Executive that constitute parachute payments attributable to his Separation from Service. In addition, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Section 409A of the Code. To the extent the Executive may become entitled to any reimbursement of expenses incurred by him at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to the Executive no later than the later of (i) the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by or on behalf of the Executive or (ii) the end of the sixty (60)-day period measured from such payment date. If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to the Executive no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or (ii) the end of the sixty (60)-day period measured from the date the audit is completed or the date the litigation is so settled or resolved.
     13. Benefit Limitation. The provisions of this Section 13 shall automatically come into force and effect if a Change in Control Event is not effected prior to the expiration of the twenty-four (24)-month period measured from the Commencement Date:
     (a) In the event it is determined that the Total Payments would otherwise exceed the amount that could be received by the Executive without the imposition of an excise tax under Section 4999 of the Code (the “Safe Harbor Amount”), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Code Section 280G and the regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):
(A) The Safe Harbor Amount, or
(B) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.
     (b) All determinations under this Section 13 shall be made by the Accounting Firm. However, in determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 10 of the Agreement, and the amount of his potential parachute payment under Code Section 280G shall reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the regulations thereunder.
     (c) To the extent a reduction to the Total Payments is required to be made in accordance with this Section 13, the Total Payments attributable to any cash severance payments otherwise due the Executive under Section 8 of this Agreement shall be reduced first, with such reduction to be effected pro-rata as to each such payment, then the accelerated vesting of his Initial RSU Award shall be reduced, then the accelerated vesting of his Supplemental RSU Award and any other restricted stock unit awards made to him by the Company shall be reduced, and finally the accelerated vesting of the Executive’s stock options shall be reduced, with such reduction to occur in the same chronological order in which those options were granted. The amount of the reduction to each restricted stock unit award and stock option shall be based on the amount of the parachute payment calculated for each such award or option in accordance with the Treasury Regulations under Code Section 280G,

     14. Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
     (a) It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the applicable Treasury Regulations thereunder. In addition, should any provisions of this Agreement otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive shall, within the remedial amendment period provided under the regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A: provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any federal legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will co-operate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation; provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
     (b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement in connection with the termination of his employment with the Company (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 14(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Agreement, including (without limitation) this Section 14(b), the following definitions shall be in effect:
          (i) “Separation from Service” shall mean the date on which the level of the Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months (or any shorter period of such Employee service). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive’s right to reemployment with the Company is provided by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of the leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
          (ii) The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          (iii) “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
     (c) Should the Executive comply with the provisions of subsections 14(a) and 14(b) above but nevertheless incur the 20% penalty tax imposed under Section 409A (the “Section 409A Penalty Tax”) with respect to one or more payments or benefits provided to him under this Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Penalty Tax imposed upon the Executive’s deferred compensation. The amount of the 409A Gross-Up Payment shall be calculated, by an Accounting Firm mutually agreeable to the Company and the Executive, within ten (10) business days after it is first determined that the Executive is subject to the Section 409A Penalty Tax, and the 409A Gross-Up Payment so calculated shall be paid to or on behalf of the Executive within five (5) business days after the completion of such determination or (if later) at the time the related Section 409A Penalty Tax is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be greater than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 14(c), then within forty-five (45) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new calculation of the 409A Gross-Up Payment based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental 409A Gross-Up Payment attributable to that excess Section 409A Penalty Tax liability. The Company shall make the supplemental 409A Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess Section 409A Penalty Tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be less than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 14(c), then the Executive shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the overpayment of his Section 409A Penalty Tax.
     15. Legal Fees. Within fourteen (14) calendar days after the date this Agreement becomes effective, the Company will reimburse the Executive for his legal fees incurred in connection with the Agreement’s preparation and negotiation, up to a maximum dollar amount of $40,000.00.
     16. Indemnification. The Executive shall be covered by any policy of liability insurance which the Company maintains during the Term for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. The Company agrees to provide the Executive with information about all D&O Insurance maintained during the Term, including proof that such insurance is in place and the terms of coverage, upon the Executive’s reasonable request. In addition to any rights the Executive may have under such D&O Insurance, applicable law, or the articles of incorporation and bylaws of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify, defend, and hold the Executive harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with the Executive’s employment by the Company or any outside appointments and offices held at the Company’s request, except to the extent such claims or liability are fully and finally adjudged by a court, after the expiration or exhaustion of permitted appeals, to be attributable to the Executive’s gross negligence or willful misconduct.
     17. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Sections 9 and 10 of this Agreement are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Section 9 or 10 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
     18. Survival of Certain Provisions. The provisions of Sections 8, 9, 10, 12, 13, 14, 16, 17, 19, 21, 22, 25 and 26 will survive any termination of this Agreement.
     19. Withholdings. Any compensation and/or benefits provided to the Executive by the Company shall be subject to the Company’s collection of all applicable payroll deductions and applicable withholding and payroll taxes.
     20. Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein will include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     21. Arbitration. Except as otherwise provided in Section 17, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration shall be conducted in Chicago, Illinois and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated. To the extent that any of the AAA rules or anything in the Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be borne by the Company. Each party will bear its or his own travel expenses and attorneys’ fees: provided, however that the arbitrator (i) shall award attorneys’ fees to the Executive with respect to any claim for breach of this Agreement on which he is the prevailing party and may award attorneys’ fees to the Executive as otherwise allowed by law and (ii) shall award attorneys’ fees to the Company with respect to any claim brought under Section 17 on which it is the prevailing party and may award attorneys’ fees to the Company with respect to any other claim on which it is the prevailing party and it is determined by the arbitrator that such claim by the Executive was frivolous in that it presented no colorable arguments for recovery; but the maximum amount of attorneys’ fees that may be awarded to the Company other than with respect to any claim brought under Section 17 shall not exceed one hundred thousand dollars ($100,000). The arbitration shall be instead of any civil litigation; and the Executive hereby waives any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this Section 21. Both parties agree that the state and federal courts located in Chicago, Illinois, will be the sole venue for any such action involving emergency injunctive relief, and the parties submit to personal jurisdiction in these courts for this purpose. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     22. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been given when personally delivered or on the third business day following mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:
To the Executive:
Charles Edelstein
219 East Lake Shore Drive
No. 8D
Chicago, IL 60611

With a copy to:
Russell Shapiro
Peter Donati
Levenfeld Pearlstein, LLC
2 N. LaSalle, Suite 1300
Chicago, Illinois 60602
To the Company:
Apollo Group, Inc
4025 S. Riverpoint Parkway
Phoenix, AZ 85040
Attention: General Counsel
     23. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.
     24. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.
     25. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflict of law principles thereof.
     26. Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

     27. Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement referred to in Section 9 and the documentation for the equity grants referred to in Section 4, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

CHARLES B. EDELSTEIN	APOLLO GROUP, INC.

/s/ Charles B. Edelstein	By:	/s/ Joseph L. D’Amico

	Its:	President

EXHIBIT A
FORM OF GENERAL RELEASE

GENERAL RELEASE
          This AGREEMENT is made as of                     , 200___, by and between Charles B. Edelstein (“Executive”), and Apollo Group, Inc. (the “Company”).
     In consideration for the severance benefits offered by the Company to Executive pursuant to Section 8 of his Employment Agreement with the Company dated July 7, 2008 (the “Employment Agreement”), Executive agree as follows:
     1. Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective                      (the “Termination Date”), and he agrees that he will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.
     2. Waiver and Release.
          (a) Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
          (b) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Section 8 of the Employment Agreement or his rights to indemnification pursuant to Section 16 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 3(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.
          (c) Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
          (d) Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
          (e) Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.
          (f) This Agreement is binding on Executive, his heirs, legal representatives and assigns.
     3. Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.
     4. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.
     5. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.
     6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
     8. Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
          (a) has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
          (b) has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
          (c) is signing this Agreement knowingly and voluntarily; and
          (d) has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
     Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
CHARLES B. EDELSTEIN

Date: , 20___

Signature

EXHIBIT B
FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS
AGREEMENT
This Proprietary Information and Inventions Agreement (“PIIA”) confirms certain terms of my employment with Apollo Group, Inc., is a condition of my employment, and is a material part of the consideration for my employment by Apollo Group, Inc. The headings contained in this PIIA are for convenience only, have no legal significance, and are not intended to change or limit this PIIA in any matter whatsoever.
     A. Definitions
          1. The “Company”
          As used in this PIIA, the term “Company” refers to Apollo Group, Inc., each of its subsidiaries, affiliated and parent companies, and successors and assigns. I recognize and agree that my obligations under this PIIA and all terms of this PIIA apply to me regardless of whether I am employed by or provide services to Apollo Group, Inc., any subsidiary, affiliate or parent companies of Apollo Group, Inc.
          2. “Proprietary Information”
          I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. Such Proprietary Information includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential, including (without limitation):
          a. the Company’s Lead List which is comprised of prospective students who meet the admission requirements of the Company;
          b. data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;
          c. the management process, training materials, scripts, programs and preferred responses to features and benefits provided to Admission Counselors;
          d. the certification training materials and processes for the certification of the Company’s Student Advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
          e. the information and data contained in the Company’s enrollment data system, all monthly enrollment reports;

          f. salary, terms of employment, tenure and performance review information on the faculty members and other employees of the Company, all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;
          g. all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information, all monthly financial, statistical and operational information and reports including but not limited to the “Yellow Book”, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;
          h. all monthly financial statements, including, but not limited to, the “Board Book”;
          i. all internally developed source code, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code.
          I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
          3. “Company Documents and Materials”
          I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.
          Such Company Documents and Materials include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. Such Company Documents and Materials also include copies of any of the foregoing.
     B. Assignment of Rights
          All Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

          At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.
     C. Maintenance and Return of Company Documents and Materials
          I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIA. All Company Documents and Materials are and shall be the sole property of the Company.
          I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIA.
     D. Disclosure of Inventions to the Company
          I will promptly disclose in writing to the Chair of the Company’s Board of Directors or to such other person designated by the Board all “Inventions,” which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.
          I will also disclose to the Chair of the Company’s Board of Directors or to such other person designated by the Board all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.
          Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.
     E. Right to New Ideas
          1. Assignment of Inventions to the Company
          I agree that all Inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall not be the sole property of the Company so long as such inventions have been developed entirely on my own time without using any of the Company’s equipment, supplies, facilities or Proprietary Information, unless such inventions constitute Inventions for purposes of this Agreement because:
a. they relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or
b. they result from any work I performed for the Company.
          2. Works Made for Hire
          The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. I further acknowledge and agree that such Inventions, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into a Company product, service or process a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, service or process.
          3. Cooperation
          I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.
          4. Assignment or Waiver of Moral Rights
          Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
          5. List of Inventions
          I have attached hereto as Appendix A a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this PIIA (except for the license granted in Section (E)(2) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIA, I represent that I have no such inventions or improvements at the time of signing this PIIA.
     F. Company Authorization for Publication
          Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.
     G. Restrictive Covenants
          At all times during my employment with the Company, and for a period of one (1) year thereafter, I shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company for any reason or interfere in any other manner with such relationships at the time existing between the Company and its employees, faculty members, consultants and independent contractors. As part of this restriction, I will not interview or provide any input to any third party regarding any such employee, faculty member, consultant or independent contractor of the Company. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
     H. Former Employer’s and Others’ Information
          I represent that my performance of all the terms of this PIIA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my employment by the Company.
          I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as an employee of the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers or other person or entity.
     I. Reformation and Severability
          I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.
     J. Authorization for Post-Termination Notification of Obligations Under PIIA
          I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my employment with the Company of my ongoing obligations under this PIIA.
     K. Entire Agreement
          This PIIA, together with my Employment Agreement with Apollo Group, Inc. dated July 7, 2008 (the “Employment Agreement”), sets forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein, and this PIIA, together with the Employment Agreement, merges, cancels, supersedes and replaces all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIA that may have been made by any officer, employee or representative of the Company.

I HAVE READ THIS PIIA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date:

Employee Signature

Employee Name [Please Print]

APPENDIX A
1.	The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), except for the license granted in Section (E)(2) of the PIIA:

___ No inventions or improvements.

___ See below:

___ See ___(#) additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer or other person/entity:

___ No materials or documents

___ See below:

___ See ___(#) additional sheet(s) attached:

Date:

Employee Signature

SCHEDULE I
LIST OF EXISTING BOARD MEMBERSHIPS
Junior Achievement of Chicago
Teach for America of Chicago